CrossAmerica Partners LP Reports Year-End and Fourth Quarter 2016 Results

-	Reported Full Year 2016 Operating Income and Net Income of $32.2 million and $10.7 million, respectively
-	Generated Full Year 2016 Adjusted EBITDA of $103.6 million and Distributable Cash Flow of $81.6 million, respectively, while reducing expenses (operating and G&A) 21% from 2015 to 2016
-	Reported Fourth Quarter 2016 Operating Income and Net Income of $6.9 million and $2.3 million, respectively
-	Generated Fourth Quarter 2016 Adjusted EBITDA of $27.2 million and Distributable Cash Flow of $21.9 million, respectively
-	Delivered annual distribution growth of 6.1% per limited partner unit attributable to 2016 compared to distributions per limited partner unit attributable to 2015
-	Executed a $25 million sale-leaseback transaction and amended the Partnership's credit facility, enabling CrossAmerica to strengthen its balance sheet and further position it for future growth

Allentown, PA, February 27, 2017 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and year ended December 31, 2016.
Review of 2016
CrossAmerica continued to execute on its growth strategy by successfully completing two acquisitions during 2016. The Partnership made the acquisition of thirty-one Franchised Holiday Stores located in Wisconsin and Minnesota from S/S/G Corporation during the first quarter 2016 for $52.4 million. The purchase included the land associated with 27 of the sites.
In September, the Partnership closed on the purchase of certain assets of State Oil Company in the Chicago, IL market that consisted of 57 controlled sites (56 fee sites and 1 leased site) being operated as 55 Lessee Dealer accounts and 2 Non-Fuel tenant locations, as well as 25 Independent Dealer accounts and certain other assets for $41.9 million. This transaction expanded the Partnership’s annual wholesale supply in the Chicago market to approximately 140 million gallons.
In August, CST Brands, Inc., the indirect owner of CrossAmerica's general partner, entered into a merger agreement with a U.S. subsidiary of Alimentation Couche-Tard Inc. Upon completion of the CST and Couche-Tard merger, CrossAmerica will become part of one of North America's largest convenience and fuel retailing networks. Together with Couche-Tard's U.S. dealer network of approximately 700 sites and CrossAmerica's network of more than 1,000 locations, the consolidated organization will also be one of the largest wholesale fuel distributors in the United States. The transaction is currently expected to close in the second quarter of 2017.
In December, CrossAmerica amended certain key terms of its $550 million revolving credit facility. The amended agreement provides the Partnership with additional borrowing flexibility, including increased capacity to execute sale-leaseback transactions of future acquired real property, and excepting the pending merger between CST Brands, Inc. and a U.S. subsidiary of Alimentation Couche-Tard Inc. from the facility's change in control provisions.
In January 2017, the Board of Directors of the general partner of CrossAmerica approved a quarterly distribution of $0.6125 per limited partner unit attributable to the fourth quarter of 2016. The distribution was paid on February 13, 2017 to all unitholders of record as of February 6, 2017. This distribution increase results in year-over-year growth of 6.1% per limited partner unit attributable to 2016 compared to distributions per limited partner unit attributable to 2015.
“Despite the comparison to a very strong fuel margin in 2015, we generated solid cash flow in 2016 thanks to our sustained focus on accretive acquisitions, integration and expense control,” said Jeremy Bergeron, President of CrossAmerica. “Even with a challenging market environment, we were able to continue our growth in 2016, while also strengthening our balance sheet and positioning us for even greater success in the months ahead.”
Twelve Month Results
Consolidated Results
Operating income was $32.2 million for the year ended December 31, 2016 compared to $26.0 million achieved in the same period of 2015. The increase in operating income was due primarily to an increase in the gross profit at the Partnership’s wholesale segment. This was primarily driven by an increase in rental income due to converting company-operated stores to dealer-operated sites, income from the Partnership’s equity interest in CST Fuel Supply resulting from an additional 12.5% interest acquired in July 2015 and a reduction in overall operating expenses. The Partnership’s retail segment gross profit declined as a result of the conversion of company-operated stores to dealer-operated sites as well as a contraction of motor fuel gross profit per gallon throughout the year as compared to 2015. Operating expenses in the retail segment declined as a result of the Partnership's execution of its dealerization strategy of converting company-operated stores to dealer-operated sites. EBITDA was $84.0 million for the year ended December 31, 2016, up 15% over the $73.2 million for the year ended December 31, 2015. Adjusted EBITDA was $103.6 million for the year ended December 31, 2016 compared to $90.3 million for the same period in 2015, representing an increase of 15%. The increases in EBITDA and Adjusted EBITDA were driven primarily by the increase in operating income (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Wholesale Segment
During 2016, CrossAmerica distributed, on a wholesale basis, 1.04 billion gallons of motor fuel at an average wholesale gross profit of $0.052 per gallon, resulting in motor fuel gross profit of $54.1 million. For the full year 2015, CrossAmerica distributed, on a wholesale basis, 1.05 billion gallons of motor fuel at an average wholesale gross profit of $0.056 per gallon, resulting in motor fuel gross profit of $58.6 million. The decrease in motor fuel gross profit per gallon in 2016 was primarily attributable to a decline in payment discounts and incentives and a reduction in volume sold. The Partnership's payment discounts and incentives decreased due to the decline in motor fuel prices as a result of the reduction in the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased 11% to $43.29 per barrel during 2016, compared to $48.66 during 2015. A decline in motor fuel gallons sold was due to the termination of certain low-margin commercial wholesale fuel supply contracts and disposing certain terminal assets acquired in the PMI acquisition. This volume decline was partially offset by the impact of various acquisitions made in 2015 and 2016.

Rent and other gross profit increased $12.9 million for the year ended December 31, 2016 compared to the same period in 2015 primarily as a result of the acquisition from CST of recently constructed retail sites in July 2015 and the State Oil Asset acquisition in September 2016, as well as converting company operated retail sites to lessee dealer sites.

Operating expenses decreased $0.1 million in 2016 over operating expenses in 2015 primarily from cost savings associated with disposing of certain transportation and terminal assets acquired in the PMI acquisition, partially offset by an increase in operating expenses driven by the Partnership's acquisitions.
Adjusted EBITDA for the wholesale segment was $102.9 million for 2016 compared to $88.8 million for the same period in 2015. As discussed above, the increase was primarily driven by an increase in rental income and a reduction in operating expenses, partially offset by a decline in motor fuel gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
During 2016, the Partnership's retail segment sold 159.7 million gallons of motor fuel at an average retail motor fuel gross profit of $0.053 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $8.5 million. For the same period in 2015, CrossAmerica sold 211.2 million gallons in its retail segment at an average gross profit of $0.092 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $19.4 million. The decrease in motor fuel gross profit was primarily attributable to a 24% decrease in retail fuel volumes primarily due to the conversion of company-operated stores to dealer-operated sites as well as a reduction in motor fuel gross profit per gallon in 2016 as compared to 2015. Margin per gallon declined 42% in 2016 as a result of crude oil prices increasing approximately 10% during the last six months of 2016 compared to a decrease of approximately 35% during the last six months of 2015.
Merchandise and services gross profit declined $11.6 million as a result of the conversion of company operated retail sites to lessee dealer sites in 2015 and 2016, partially offset by the incremental gross profit generated by the acquired Franchised Holiday Stores.

Operating expenses for the retail segment decreased $11.0 million from $46.1 million for 2015 to $35.1 million for the same period in 2016. Adjusted EBITDA for the retail segment was $7.9 million for 2016 compared to $20.4 million for the same period in 2015. The decreases in merchandise and services gross profit, operating expenses and Adjusted EBITDA were primarily due to the Partnership's execution of its dealerization strategy of converting company-operated stores to dealer-operated sites, partially offset by, and otherwise impacted by, the various acquisitions made in 2015 and 2016 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow was $81.6 million for the twelve month period ended December 31, 2016 compared to $69.7 million for the same period in 2015. The increase in Distributable Cash Flow was due primarily to acquisitions, an increase in rental income and a reduction in operating and general and administrative expenses. The decrease in general and administrative expenses resulted primarily from the integration efforts related to prior year acquisitions. This increase in Distributable Cash Flow was partially offset by a decline in motor fuel gross profit in the Wholesale segment as discussed above and a decline in gross profit in the Retail segment as discussed above. The Distribution Coverage Ratio was 1.02 times for the twelve months ended December 31, 2016 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Fourth Quarter 2016 Results
Consolidated Results
Operating income was $6.9 million for the fourth quarter 2016 compared to $7.9 million achieved in the fourth quarter 2015. The decrease in operating income was due primarily to a decline in the Partnership’s retail segment gross profit resulting from the conversion of company-operated stores to dealer-operated sites as well as a reduction in motor fuel gross profit throughout the fourth quarter 2016 as compared to the same period in 2015. This was partially offset by an increase in the gross profit at the Partnership’s wholesale segment primarily driven by an increase in rental income due to converting company-operated stores to dealer-operated sites and a reduction in general and administrative expenses. EBITDA was $20.3 million for the three month period ended December 31, 2016 compared to $19.3 million for the same period in 2015. Adjusted EBITDA was $27.2 million for the fourth quarter 2016 compared to $24.7 million for the same period in 2015. The increases in EBITDA and Adjusted EBITDA were driven primarily by an improvement in the Wholesale segment (Non-GAAP measures, including EBITDA and Adjusted EBITDA, are described and reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Wholesale Segment
During the fourth quarter 2016, CrossAmerica distributed, on a wholesale basis, 265.4 million gallons of motor fuel at an average wholesale gross profit of $0.052 per gallon, resulting in motor fuel gross profit of $13.8 million. For the three month period ended December 31, 2015, CrossAmerica distributed, on a wholesale basis, 256.3 million gallons of motor fuel at an average wholesale gross profit of $0.053 per gallon, resulting in motor fuel gross profit of $13.6 million. The increase in motor fuel gross profit was primarily driven by a 4% increase in volume of gallons distributed during the quarter resulting from our recent acquisitions. This was partially offset by a contraction of gross profit per gallon during the fourth quarter 2016 compared to the fourth quarter 2015, which negatively impacted gross profits on the Dealer-Tank-Wagon priced contracts. The prices paid to the Partnership's motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The daily spot price of West Texas Intermediate crude oil decreased approximately 17% during the fourth quarter 2015 compared to an increase of approximately 13% during the fourth quarter 2016. Further, West Texas Intermediate crude oil prices were 17% higher during the fourth quarter 2016 as compared to the same period for 2015.
Gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $15.5 million for the fourth quarter 2016 compared to $13.2 million for the same period in 2015. The increase in rental income was primarily associated with acquisitions completed in 2015 and the continued conversion of company-operated stores to lessee dealer sites.
Adjusted EBITDA for the wholesale segment was $25.9 million for the fourth quarter 2016 compared to $25.5 million for the same period in 2015. As discussed above, the slight increase was primarily driven by an increase in volume of gallons distributed along with an increase in rental income during the quarter (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
For the fourth quarter 2016, the Partnership sold 39.5 million gallons of motor fuel at an average retail motor fuel gross profit of $0.043 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $1.7 million. For the same period in 2015, CrossAmerica sold 46.0 million gallons in its retail segment at an average gross profit of $0.059 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.7 million. The decrease in motor fuel gross profit was primarily attributable to a 14% decrease in retail fuel volumes primarily due to the conversion of company-operated stores to dealer-operated sites as well as a reduction in motor fuel gross profits per gallon throughout the fourth quarter 2016 as compared to the fourth quarter 2015. As noted above, the daily spot price of West Texas Intermediate crude oil decreased approximately 17% during the fourth quarter 2015 compared to an increase of approximately 13% during the fourth quarter 2016 resulting in lower motor fuel gross profit in the fourth quarter 2016.
During the quarter, the Partnership generated $6.7 million in gross profit from merchandise and services versus $9.3 million for the same period in 2015. Operating expenses for the retail segment decreased $1.0 million from $9.2 million for the fourth quarter 2015 to $8.2 million for the fourth quarter 2016. Adjusted EBITDA for the retail segment was $1.3 million for the fourth quarter 2016 compared to $3.7 million for the same period in 2015. The decreases in merchandise and services gross profit, operating expenses and Adjusted EBITDA were primarily due to the Partnership's execution of its dealerization of converting company-operated stores to dealer-operated sites, partially offset by the gross profit generated by the acquired Franchised Holiday Stores (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow was $21.9 million for the three month period ended December 31, 2016 compared to $20.2 million for the same period in 2015. The increase in Distributable Cash Flow was due primarily to an increase in EBITDA driven by an increase in motor fuel gross profit and rental income in the wholesale segment offset by a decline in gross profit in the Retail segment as discussed above. There was also a reduction in general and administrative expenses primarily from the integration efforts of prior year acquisitions. The Distribution Coverage Ratio was 1.07 times for the three months ended December 31, 2016 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Liquidity and Capital Resources
In December 2016, CrossAmerica amended its credit facility to provide additional borrowing flexibility, including increased capacity to execute sale-leaseback transactions of future acquired real property, while also excepting the pending merger between CST Brands, Inc. and a U.S. subsidiary of Alimentation Couche-Tard Inc. from the facility's change in control provisions.
Also in December 2016, the Partnership completed a transaction with a leading institutional real estate investor for the sale and leaseback of 17 properties acquired as part of the State Oil acquisition for net proceeds of $25.0 million. The lease has a 6.5% capitalization rate and has an initial term of 15 years with an additional 15 years of renewal options. The proceeds were used to pay down borrowings under the credit facility.
As of February 24, 2017, after taking into consideration debt covenant constraints, approximately $84.2 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.
Distributions
On January 26, 2017, the Board of the Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6125 per limited partner unit attributable to the fourth quarter of 2016. As previously announced, the distribution was paid on February 13, 2017 to all unitholders of record as of February 6, 2017. The amount and timing of any future distributions is subject to the discretion of the Board of Directors of CrossAmerica’s General Partner. The Partnership grew distributions per limited partner unit 6.1% in 2016 over 2015 levels and continues to target the long-term goal of maintaining an annual Distribution Coverage Ratio of at least 1.1x, while growing distributions to unitholders (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Conference Call
The Partnership will host a conference call on February 28, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss fourth quarter and year-end 2016 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#.

An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues(a)	$501,472	$467,876	$1,869,806	$2,226,271
Cost of sales(b)	462,748	428,279	1,714,239	2,056,807
Gross profit	38,724	39,597	155,567	169,464

Income from CST Fuel Supply equity	3,730	4,055	16,048	10,528
Operating expenses:
Operating expenses	15,320	14,448	61,074	72,229
General and administrative expenses	6,088	9,735	24,156	36,238
Depreciation, amortization and accretion expense	13,818	11,883	54,412	48,227
Total operating expenses	35,226	36,066	139,642	156,694
Gain (loss) on sales of assets, net	(327)	360	198	2,719
Operating income	6,901	7,946	32,171	26,017
Other income, net	473	60	848	396
Interest expense	(6,354)	(4,605)	(22,757)	(18,493)
Income before income taxes	1,020	3,401	10,262	7,920
Income tax benefit	(1,304)	(820)	(453)	(3,542)
Consolidated net income	2,324	4,221	10,715	11,462
Less: Net income attributable to noncontrolling interests	2	7	11	21
Net income attributable to CrossAmerica limited partners	2,322	4,214	10,704	11,441
Distributions to CST as holder of the incentive distribution rights	(936)	(597)	(3,392)	(1,390)
Net income available to CrossAmerica limited partners	$1,386	$3,617	$7,312	$10,051
Net income per CrossAmerica limited partner unit:
Basic earnings per common unit	$0.04	$0.11	$0.22	$0.35
Diluted earnings per common unit	$0.04	$0.11	$0.22	$0.35
Basic and diluted earnings per subordinated unit	$—	$0.11	$0.22	$0.35
Weighted-average CrossAmerica limited partner units:
Basic common units	33,483,571	25,673,692	32,159,156	21,462,665

Diluted common units	33,519,073	25,737,350	32,216,004	21,561,403
Basic and diluted subordinated units	—	7,525,000	1,151,366	7,525,000
Total diluted common and subordinated units	33,519,073	33,262,350	33,367,370	29,086,403

Distribution paid per common and subordinated units	$0.6075	$0.5775	$2.4000	$2.2300
Distribution declared (with respect to each respective period) per common and subordinated units	$0.6125	$0.5925	$2.4200	$2.2800
Supplemental information:
(a) Includes excise taxes of:	$19,635	$23,891	$79,537	$99,339
(a) Includes revenues from fuel sales to related parties of:	$92,707	$93,659	$373,037	$458,731
(a) Includes income from rentals of:	$20,960	$18,602	$80,594	$65,431
(b) Includes expenses from fuel sales to related parties of:	$89,671	$90,502	$359,820	$445,237
(b) Includes expenses from rentals of:	$4,786	$4,707	$19,656	$17,024

Segment Results
Wholesale
The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Gross profit:
Motor fuel–third party	$7,959	$6,951	$29,242	$29,377
Motor fuel–intersegment and related party	5,866	6,611	24,870	29,229
Motor fuel gross profit	13,825	13,562	54,112	58,606
Rent and other(a)	15,510	13,158	58,672	45,757
Total gross profit	29,335	26,720	112,784	104,363

Income from CST Fuel Supply equity(b)	3,730	4,055	16,048	10,528
Operating expenses(a)	(7,160)	(5,276)	(25,956)	(26,091)
Adjusted EBITDA(c)	$25,905	$25,499	$102,876	$88,800

Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	403	370	403	370
Lessee dealers(f)	420	290	420	290
Total motor fuel distribution–third party sites	823	660	823	660

Motor fuel–intersegment and related party
DMS (related party)(g)	153	191	153	191
CST (related party)	43	43	43	43
Commission agents (Retail segment)(h)	95	66	95	66
Company-operated retail sites (Retail segment)(i)	73	115	73	115
Total motor fuel distribution–intersegment and related party sites	364	415	364	415

Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	825	657	749	626
Motor fuel-intersegment and related party distribution	363	422	379	438

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Total volume of gallons distributed (in thousands)	265,391	256,330	1,034,585	1,051,357

Motor fuel gallons distributed per site per day:(j)
Motor fuel–third party
Total weighted average motor fuel distributed–third party	2,148	2,350	2,204	2,422
Independent dealers	2,273	2,613	2,363	2,733
Lessee dealers	2,028	2,011	2,033	1,926

Motor fuel–intersegment and related party
Total weighted average motor fuel distributed– intersegment and related party	2,876	2,580	2,914	2,899
DMS (related party)	2,481	2,351	2,496	2,486
CST (related party)	4,817	4,881	5,013	5,032
Commission agents (Retail segment)	2,736	2,947	2,932	2,909
Company operated retail sites (Retail segment)	2,770	2,568	2,723	2,824

Wholesale margin per gallon–total system	$0.052	$0.053	$0.052	$0.056
Wholesale margin per gallon–third party(k)	$0.047	$0.046	$0.046	$0.050
Wholesale margin per gallon–intersegment and related party	$0.061	$0.062	$0.062	$0.063

(a)
Prior to 2016, CrossAmerica netted lease executory costs such as real estate taxes, maintenance, and utilities that the Partnership paid and re-billed to customers on its statement of operations. During the first quarter of 2016, we began accounting for such amounts as rent income and operating expenses and reflected this change in presentation retrospectively. This change resulted in a $2.9 million and $10.8 million increase in rent and other income and operating expenses for the three and twelve months ended December 31, 2015, respectively.

(b)	Represents income from CrossAmerica's equity interest in CST Fuel Supply.

(c)	Please see the reconciliation of CrossAmerica's segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures.”

(d)	In addition, as of December 31, 2016 and 2015, we distributed motor fuel to 14 and 17 sub-wholesalers who distributed to additional sites.

(e)
The increase in the independent dealer site count was primarily attributable to 21 independent dealer contracts assigned to us by CST and 25 wholesale fuel supply contracts acquired in the State Oil acquisition, partially offset by a net 13 terminated motor fuel supply contracts that were not renewed.

(f)
The increase in the lessee dealer site count was primarily attributable to converting 77 company operated retail sites in the Retail segment to lessee dealers in the Wholesale segment in 2016 and the 49 sites acquired in the September 2016 State Oil acquisition.

(g)
The decrease in the DMS site count was primarily due to sites converted to a third party lessee dealer or commission agent. Through the first five years of the lease with DMS, the lease agreement allows for a certain limited number of sites to be removed from the lease by each of DMS and the Partnership. This right generally expires October 31, 2017.

(h)	The increase in the commission agent site count was primarily attributable to 25 DMS sites being converted to commission agent sites in 2016.

(i)
The decrease in the company operated retail site count was primarily attributable to 77 company operated retail sites being converted to lessee dealer sites in 2016, partially offset by the 31 acquired Franchised Holiday Stores.

(j)
Does not include the motor fuel gallons distributed to sub-wholesalers. The decrease in independent dealers gallons sold per day are due to the divestiture of commercial wholesale supply contracts associated with the PMI acquisition, whereby gallons distributed are reduced but the site count is not affected.

(k)	Includes the wholesale gross margin for motor fuel distributed to sub-wholesalers.

Retail
The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of convenience stores and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Gross profit:
Motor fuel	$1,700	$2,721	$8,538	$19,444
Merchandise and services	6,706	9,256	30,068	41,690
Other	1,024	929	4,073	4,014
Total gross profit	9,430	12,906	42,679	65,148
Operating expenses	(8,160)	(9,172)	(35,118)	(46,138)
Acquisition-related costs	70	—	212	—
Inventory fair value adjustments(a)	—	—	91	1,356
Adjusted EBITDA(b)	$1,340	$3,734	$7,864	$20,366
Retail sites (end of period):
Commission agents(c)	95	66	95	66
Company operated retail sites(d)	76	116	76	116
Total system sites at the end of the period	171	182	171	182
Total system operating statistics:
Average retail sites during the period(c)(d)	158	185	157	202
Motor fuel sales (gallons per site per day)	2,718	2,702	2,780	2,862
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.043	$0.059	$0.053	$0.092
Commission agents statistics:
Average retail sites during the period(c)	84	68	71	70
Motor fuel sales (gallons per site per day)	2,672	2,992	2,875	2,957
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.022	$0.015	$0.018	$0.023
Company operated retail site statistics:
Average retail sites during the period(d)	74	117	86	132
Motor fuel sales (gallons per site per day)	2,771	2,534	2,701	2,812
Motor fuel gross profit per gallon, net of credit card fees	$0.066	$0.089	$0.085	$0.130
Merchandise and services sales (per site per day)(e)	$3,788	$3,351	$3,790	$3,345
Merchandise and services gross profit percentage, net of credit card fees	25.0%	25.7%	24.6%	26.3%

(a) The inventory fair value adjustments represent the write-offs of the step-up in value ascribed to the Franchised Holiday Stores inventory acquired in 2016 and the Erickson and One Stop acquisitions for 2015.

(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures” below.

(c)	The increase in the commission agent site count was primarily attributable to 25 DMS sites being converted to commission agent sites in 2016.

(d)	The decrease in retail sites relates to the conversion of 77 company operated retail sites to lessee dealer in 2016, partially offset by the 31 Franchised Holiday Stores acquired in 2016.

(e)	Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services and ATM fees.

Supplemental Disclosure Regarding Non-GAAP Financial Measures
CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to CrossAmerica limited partners before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.
EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of CrossAmerica’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the Partnership’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of CrossAmerica’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail convenience store activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unit-holders.
The Partnership believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

 The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

Three Months Ended	Year Ended
December 31,	December 31,
2016	2015	2016	2015
Net income available to CrossAmerica limited partners	$1,386	3,617	$7,312	10,051
Interest expense	6,354	4,605	22,757	18,493
Income tax benefit	(1,304)	(820)	(453)	(3,542)
Depreciation, amortization and accretion	13,818	11,883	54,412	48,227
EBITDA	$20,254	$19,285	$84,028	$73,229
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	5,863	4,779	16,060	14,036
(Gain) loss on sales of assets, net	327	(360)	(198)	(2,719)
Acquisition related costs(b)	771	1,004	3,318	4,412
Working capital adjustment	—	—	335	—
Inventory fair value adjustments	—	—	91	1,356
Adjusted EBITDA	$27,215	$24,708	$103,634	$90,314
Cash interest expense	(5,619)	(4,085)	(20,974)	(16,689)
Sustaining capital expenditures(c)	(260)	(283)	(798)	(1,318)
Current income tax expense	548	(141)	(234)	(2,574)
Distributable Cash Flow	$21,884	$20,199	$81,628	$69,733

Weighted average diluted common and subordinated units	33,519	33,262	33,367	29,086

Distributions paid per limited partner unit(d)	$0.6075	$0.5775	$2.4000	$2.2300
Distribution coverage ratio(e)	1.07	x	1.05	x	1.02	x	1.08	x

(a)
As approved by the independent conflicts committee of the Board of Directors of the General Partner and the executive committee of CST and its board of directors, CrossAmerica and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partnership units.

(b)	Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses.

(c)
Under the First Amended and Restated Partnership Agreement of CrossAmerica, as amended, sustaining capital expenditures are capital expenditures made to maintain the Partnership's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)
The board of directors of CrossAmerica’s General Partner approved a quarterly distribution of $0.6125 per limited partner unit attributable to the fourth quarter of 2016. The distribution was paid on February 13, 2017 to all unitholders of record as of February 6, 2017.

(e)
The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles segment Adjusted EBITDA to consolidated Adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Adjusted EBITDA - Wholesale segment	$25,905	$25,499	$102,876	$88,800
Adjusted EBITDA - Retail segment	1,340	3,734	7,864	20,366
Adjusted EBITDA - Total segment	$27,245	$29,233	$110,740	$109,166

Reconciling items:
Elimination of intersegment profit in ending inventory balance	(41)	(29)	104	(47)
General and administrative expenses	(6,088)	(9,735)	(24,156)	(36,238)
Other income, net	473	60	848	396
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	5,863	4,779	16,060	14,036
Working capital adjustment	—	—	335	—
Acquisition related costs	701	1,004	3,106	4,412
Net income attributable to noncontrolling interests	(2)	(7)	(11)	(21)
Distributions to incentive distribution right holders	(936)	(597)	(3,392)	(1,390)
Consolidated Adjusted EBITDA	$27,215	$24,708	$103,634	$90,314
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

CrossAmerica Partners has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the U.S. Securities and Exchange Commission (SEC). The filing can be viewed through a link on the Partnership's website at www.crossamericapartners.com or on the SEC's website at www.sec.gov. The Partnership's unitholders may also request a printed copy of the report, which contains the Partnership's audited financial statements. Requests should be submitted at http://www.crossamericapartners.com/investors/information-request/page.aspx?id=1112 or by contacting investor relations at 610-625-8005.
Contacts

Investors:	Karen Yeakel, Executive Director – Investor Relations, 610-625-8005
Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Safe Harbor Statement
Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.